[EXHIBIT (a)(7)]
FORMS OF REMINDER E-MAILS – (DATES MAY
CHANGE IF EXPIRATION DATE OF OFFER IS EXTENDED)
July 29, 2008 – Final Seven Days
     We are entering the final seven days of the Ixia Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Stock Option Grants (referred to as the “offer to exchange”). After today, there are seven days left to make your election. The offer to exchange your eligible stock options will expire at 9:00 p.m., Pacific Time, on August 5, 2008, unless we extend the offer.
If you would like to participate in this offer, on the Election to Participate form previously sent to you: (1) SELECT THE GRANTS OF OPTIONS YOU ELECT TO EXCHANGE, (2) SIGN THE ELECTION TO PARTICIPATE FORM, and (3) DELIVER IT TO THE IXIA STOCK PLAN ADMINISTRATOR in person, via interoffice mail, by fax to (818) 444-3100, by e-mail (via PDF or similar imaged document file) to kflesher@ixiacom.com or by mail to Ixia, 26601 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Ixia Stock Plan Administrator, as soon as possible, but in any event, before 9:00 p.m., Pacific Time, on August 5, 2008.
Only responses that are complete, signed and actually received by the deadline will be accepted. If you have questions, please direct them to Karolyn Flesher, Ixia Stock Plan Administrator, by e-mail at kflesher@ixiacom.com.
This notice does not constitute the offer to exchange. The full terms of the offer are described in (1) the offer to exchange; (2) the e-mail memorandum from Ronald W. Buckly, dated July 8, 2008; (3) the Election to Participate form; and (4) the Notice of Withdrawal form. You may also access these documents through the Securities and Exchange Commission’s website at www.sec.gov, on Ixia’s website at www.ixiacom.com or on Ixia’s internal website at http://sharepoint/Finance/default.aspx.

August 5, 2008 – Last Day (Offer Expiration Date)
     Today is the last day to participate in Ixia’s Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Stock Option Grants (referred to as the “offer to exchange”). The offer to exchange your eligible stock options will expire at 9:00 p.m., Pacific Time, today, August 5, 2008.
If you would like to participate in this offer, on the Election to Participate form previously sent to you: (1) SELECT THE GRANTS OF OPTIONS YOU ELECT TO EXCHANGE, (2) SIGN THE ELECTION TO PARTICIPATE FORM, and (3) DELIVER IT TO THE IXIA STOCK PLAN ADMINISTRATOR in person, via interoffice mail, by fax to (818) 444-3100, by e-mail (via PDF or similar imaged document file) to kflesher@ixiacom.com or by mail to Ixia, 26601 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Ixia Stock Plan Administrator, as soon as possible, but in any event, before 9:00 p.m., Pacific Time, on August 5, 2008.
Only responses that are complete, signed and actually received by the deadline today will be accepted. If you have questions, please direct them to Karolyn Flesher, Ixia Stock Plan Administrator, by e-mail at kflesher@ixiacom.com.
This notice does not constitute the offer to exchange. The full terms of the offer are described in (1) the offer to exchange; (2) the e-mail memorandum from Ronald W. Buckly, dated July 8, 2008; (3) the Election to Participate form; and (4) the Notice of Withdrawal form. You may also access these documents through the Securities and Exchange Commission’s website at www.sec.gov, on Ixia’s website at www.ixiacom.com or on Ixia’s internal website at http://sharepoint/Finance/default.aspx.